SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
----------------

SCHEDULE 13G
(Rule 13d-101)

Under the Securities Exchange Act of 1934



FRMO CORP
-----------------------------------------------------------
(Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------
(Title of Class of Securities)


0001042017
-----------------------------------------------------------
(CUSIP Number)


November 21, 2005
-----------------------------------------------------------
(Date of Event that Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)









CUSIP No. 0001042017

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		LAWRENCE J. GOLDSTEIN
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			7	SOLE VOTING POWER
NUMBER OF		2,161,613
SHARES		--------------------------------------
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	9	SOLE DISPOSITIVE POWER
				2,203,353
			--------------------------------------
			10	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		1,911,000
______________________________________________________________

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		6.1%
___________________________________________________________

14	TYPE OF REPORTING PERSON
		IN
__________________________________________________________

Filing by Lawrence J. Goldstein of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.


CUSIP No. 0001042017
___________________________________________________________

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS, L.P.
		13-3100474
_______________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			7	SOLE VOTING POWER
NUMBER OF		250,613
SHARES		--------------------------------------
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	9	SOLE DISPOSITIVE POWER
				250,613
			--------------------------------------
			10	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		250,613
______________________________________________________________

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.7%
___________________________________________________________

14	TYPE OF REPORTING PERSON
		PN

Filing by Santa Monica Partners, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.




CUSIP No. 0001042017


1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SMP ASSET MANAGEMENT LLC
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		DELAWARE
___________________________________________________________


			7	SOLE VOTING POWER
NUMBER OF		250,613
SHARES		--------------------------------------
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	9	SOLE DISPOSITIVE POWER
				250,613
			--------------------------------------
			10	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		250,613
______________________________________________________________

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.7%
___________________________________________________________

14	TYPE OF REPORTING PERSON
		OO (LLC)
___________________________________________________________

Filing by SMP Asset Management, LLC of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.





CUSIP No. 0001042017

FRMO CORP. SCHEDULE 13G

Item 1.

(a) FRMO CORP.

(b) 320 Manville Road, Pleasantville, New York 10570

Item 2.   Identity and Background.

(a) This Statement is being filed by Lawrence J. Goldstein, an individual investor and the president and sole owner of SMP Asset
Management, Santa Monica Partners, L.P., a New York limited partnership ("Santa Monica Partners"), SMP Asset Management LLC, a Delaware limited liability company that acts as the general partner of Santa Monica Partners ("SMP Asset Management").

(b) The principal business address of Mr. Goldstein, Santa Monica
Partners, SMP Asset Management (collectively, the "Reporting
Persons") is 1865 Palmer Avenue, Larchmont, New York 10538.

(c) Lawrence J. Goldstein, New York USA, Santa Monica Partners, a
New York limited partnership, SMP Asset Management LLC, a Delaware limited liability company.

(d) Common Stock

(e) 0001042017

Item 3.

None

Item 4.

Lawrence J. Goldstein
(a) Amount beneficially owned: 1,911,000
 (b) Percent of class: 5.2%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 2,161,613
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 2,203,35
	(iv) Shared power to dispose or
		to direct the disposition of: 0

Santa Monica Partners, L.P.
(a) Amount beneficially owned: 250,613
 (b) Percent of class: 0%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 250,613
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of: 250,613
	(iv) Shared power to dispose or to direct the disposition of: 0

SMP Asset Management, LLC
(a) Amount beneficially owned: 250,613
 (b) Percent of class: 0%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 250,613
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of:250,613
	(iv) Shared power to dispose or to direct the disposition of: 0


Item 5.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

Item 6.

Not applicable

Item 7.

Not applicable

Item 8.

Not applicable

Item 9.

Not applicable

Item 10.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 0001042017

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 21, 2005
/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein



November 21, 2005
SANTA MONICA PARTNERS, L.P.
By: SMP ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President



November 21, 2005
SMP ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President